Exhibit 99.1
LG&E and KU Energy LLC
Press Release April 19, 2017	220 West Main Street Louisville, Kentucky 40202 www.lge-ku.com Contact: Media Line T 502-627-4999 F 502-627-3629
LG&E, KU and Parties to Utilities' Rate Review Reach Agreement
Recommendation allows for investments in safe, reliable service

(LOUISVILLE, Ky.) — Louisville Gas and Electric Company, Kentucky Utilities Company and most parties to the utilities' rate review have reached an agreement filed with the Kentucky Public Service Commission today.

The agreement, which is subject to approval by the KPSC, gives Louisville Gas and Electric Company and Kentucky Utilities Company the ability to invest in intelligent control equipment that will enhance reliability and enable faster restoration of service. It also will give LG&E the ability to improve natural gas safety and reliability by replacing aging natural gas service steel lines — that run from the street to customers’ homes — with new plastic lines.

Additionally, the utilities have committed $1.45 million of shareholder dollars annually for the next four years to low-income advocacy groups that will be used to support the utilities’ most vulnerable customers.

The utilities also have agreed to withdraw their current plans for full deployment of advanced meters (AMS) that help customers better manage their energy use and allow the utilities the ability to know when customers’ service is out. LG&E and KU will continue their voluntary advanced meter program and form an AMS collaborative of interested parties from the existing rate review to address issues raised by the parties with respect to LG&E and KU’s proposal.

If approved by the KPSC, KU would receive a revenue increase of $54.9 million. LG&E would see an electric revenue increase of $59.4 million, and the natural gas business would see an increase of $7.5 million.

A KU residential customer using an average of 1,179 kilowatt hours per month would see an increase of $4.21 per month. An LG&E residential electric customer using an average of 957 kWh per month would see a total monthly increase of $6.77. A residential LG&E natural gas customer using an average of 55 Ccf per month would see a total monthly increase of $1.47.

According to the agreement, the monthly electric basic service charge for LG&E and KU, included in the increase above, would be $11.50 beginning July 1, 2017, and $12.25 beginning July 1, 2018, respectively. LG&E’s monthly natural gas basic service charge would be $16.35 beginning July 1, 2017, and remain the same until a future rate review.

"There were a large number of parties with different interests involved in this case and we are pleased to have reached a settlement that benefits our customers and their constituent groups," said Kent Blake, LG&E and KU chief financial officer. "The agreement gives us the ability to enhance our reliability and continue providing safe and reliable service to our customers while meeting the needs of the parties to this case."

The public hearing on the rate review is scheduled to begin May 9 at the KPSC offices in Frankfort.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve nearly 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 324,000 natural gas and 407,000 electric customers in Louisville and 16 surrounding counties. KU serves 549,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.